                                                                   Exhibit 1.1 c

[CANADA LETTERHEAD]

Certificate of Amendment                              Certificat de modification

Canada Business                                             Loi sur les societes
Corporations Act                                      Commerciales canadiennes

         HOLLINGER INC.                                     197578-1

NAME OF CORPORATION - DENOMINATION DE LA SOCIETE        NUMBER - NUMERO

I hereby certify that the                  Je certifie par les presentes que
Articles of the above-mentioned            les statuts dela societe
Corporation were amended                   mentionnee ci-haut ont ete modifies

(a) under Section 13 of the        [ ]     (a) en vertu de I' article 13 de la
Canada Business Corporations               Loi sur les societes commerciales
Act in accordance with the                 canadiennes conformement a l'avis
attached notice;                           ci-joint;

(b) under Section 27 of the        [X]     (b) en vertu de l'article 27 de la
Canada Business Corporations               Loi sur les societes commerciales
Act as set out in the attached             canadiennes tel qu'indique dans les
Articles of Amendment                      clasuses modificatrices ci-joint
designating a series of shares;            designant une serie d'actions;

(c)under Section 171 of the        [ ]     (c) en vertu de 1'article 171 de la
Canada Business Corporations               Loi sur les societes commerciales
Act as set out in the attached             canadiennes tel qu'indique dans les
Articles of Amendment;                     clauses modificatrices ci-jointes;

(d) under Section 185 of the       [ ]     (d) en vertu de 1'article 185 de la
Canada Business Corporations               Loi sur les societes commerciales
Act as set out in the attached             canadiennes tel qu'indique dans les
Articles of Reorganization;                clauses de reorganisation ci-jointes;

(e) under Section 185.1 of the     [ ]     (e) en vertu de 1'article 185.1 de la
Canada Business Corporations               Loi sur les societes commerciales
Act as set out in the attached             canadiennes tel qu'indique dans les
Articles of Arrangement.                   clauses d'arrangement ci-jointes.

        LE DIRECTEUR

                                           JUNE 14, 1989/LE 14 JUIN 1989

         DIRECTOR                    DATE OF AMENDMENT - DATE DE LA MODIFICATION

[CANADA LETTERHEAD]

                                     FORM 4
                             ARTICLES OF AMENDMENT
                              (SECTION 27 OR 177)
--------------------------------------------------------------------------------
1 - NAME OF CORPORATION                            2 - CORPORATION NO.

    HOLLINGER INC.                                     197578-1
--------------------------------------------------------------------------------
3 - THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

(i)      by adding to paragraph 3 thereof the following:

         (k) the Directors hereby fix the number of shares for the eighth series of Preference Shares at 725,000;

         (l) the eighth series of Preference Shares is hereby designated as Non-Voting Non-Cumulative Redeemable Retractable Convertible Preference Shares, Series H, and shall have attached thereto the rights, privileges, restrictions and conditions (in addition to the rights, privileges, restrictions and conditions attaching to the Preference Shares as a class) set out in Schedule "A" attached hereto, which Schedule "A" is incorporated in and forms part of this Form;

(ii)     by increasing the maximum number of directors from 21 to 25.

--------------------------------------------------------------------------------
DATE                        SIGNATURE                 TITLE

June 14, 1989                                         Vice-President & Secretary
--------------------------------------------------------------------------------
                                                      FOR DEPARTMENTAL USE ONLY
                                                      Filed 14/6/89
                                                      --------------------------

                                  Schedule "A"

                Number of, Designation of and Rights, Privileges,
                      Restrictions and Conditions attaching
                        to the Non-Voting Non-Cumulative
                       Redeemable Retractable Convertible
                           Preference Shares, Series H

         The eighth series of Preference Shares of the Corporation shall consist of 725,000 Preference Shares which shall be designated as Non-Voting Non-Cumulative Redeemable Retractable Convertible Preference Shares, Series H (hereinafter referred to as the "Series H Preference Shares") and which, in addition to the rights, privileges, restrictions and conditions attached to the Preference Shares as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.       Definitions

         Wherever used herein, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

         "Board of Directors" means the board of directors of the corporation.

         "Corporation" means Hollinger Inc. and any successor corporation and any reference herein to action by the Corporation means action by or under the authority of its Board of Directors or a duly empowered committee appointed by the Board of Directors.

         "Conversion Period" means with respect to each Series H Preference Share the period commencing on the Date of Grant relating to such Series H Preference Share and terminating at the earlier of the date six (6) years thereafter or the day preceding the date of redemption of such Series H Preference Share.

         "Conversion Price" means with respect to each Series H Preference Share the price per Share at which the Series H Preference Share may be converted into Shares. For this purpose the price per Share is determined on the basis of the weighted average price per share for all board lots of Shares traded on The Toronto Stock Exchange on each of the ten (10) consecutive trading days ending on the third trading day preceding the Date of Grant less a discount of 10% from such average price; for the purpose of this Plan, the expression "trading day" means a day on which shares are traded on The Toronto Stock Exchange and on which at least one board lot of Shares is traded.

         "Conversion Rate" means the number or fraction thereof derived by dividing the Purchase Price by the Conversion Price subject to such further adjustments as may be required pursuant to clause 6.8 hereof.

         "Date of Grant" means with respect to each Series H Preference Share the date of the resolution of the Board of Directors granting the Eligible Employee the right to purchase such Series H Preference Share.

         "Expiration Date" means the last day of the Conversion Period.

         "Eligible Employee" means a person who is an officer and/or employee of a Participating Company and is designated by the Board of Directors or a duly authorized committee of the Board of Directors as being eligible to obtain a Loan and participate in this Plan.

         "Loan" means the loan or loans made at any time and from time to time by the Corporation or a Participating Company to an Eligible Employee to be used by the Eligible Employee for the sole purpose of enabling or assisting the Eligible Employee to purchase fully paid Series H Preference Shares from the Corporation.

         "Normal Retirement" means the last day of the month in which the 65th birthday of the Eligible Employee occurs or such later date upon which the Eligible Employee actually retires.

         "Participating Company" means with respect to each Eligible Employee, the Corporation and any subsidiary or affiliated company of the Corporation. A "subsidiary company" is a company in which the Corporation directly or indirectly may exercise voting rights with respect to more than fifty percent (50%) of the issued and outstanding voting shares. An "affiliated company" is a company other than a subsidiary company in which the Corporation directly or indirectly may exercise voting rights with respect to a substantial percentage of the issued and outstanding voting shares and is designated by the Board of Directors as an affiliated company.

         "Plan" means the Executive Share Purchase Plan of the Corporation adopted by the Board of Directors and the holders of Shares of the Corporation on June 2, 1987, as amended.

         "Purchase Price" means with respect to each Series H Preference Share the issue price of such Series H Preference Share which issue price shall be equal in amount to the Conversion Price of such Series H Preference Shares.

         "Redemption Price" means with respect to each Series H Preference Share the Purchase Price of such Series H Preference Share.

         "Series H Preference Share" means the Non-Voting Non-Cumulative Redeemable Retractable Convertible Preference Shares, Series H of the Corporation designated, created and authorized by the Board of Directors for the purpose of the Plan.

         "Shares" means the common shares of the Corporation and any shares or securities of the Corporation into which such common shares are changed, converted, subdivided, consolidated or reclassified.

         Words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders.

2.   Consideration for Issue

         The consideration for the issue of each Series H Preference Share shall be $13.08 (the "Paid Up Amount").

3.   Dividends

3.1      Payment of Dividends

         The holders of the Series H Preference Shares shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation, in its discretion out of monies of the Corporation properly applicable to the payment of dividends, non-cumulative preferential cash dividends in lawful money of Canada.

3.2      Method of Payment

         Dividends (less any tax required to be withheld by the Corporation) on the Series H Preference Shares shall be paid by cheque payable in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being or by any other reasonable means the Corporation deems desirable. The mailing of such cheque from the Corporation's registered office, or from the principal office in Toronto of the registrar for the Series H Preference Shares, or the payment by such other reasonable means as the Corporation deems desirable, on or before the date on which such dividend is to be paid to a holder of Series H Preference Shares shall be deemed to be payment of the dividends represented thereby and payable on such date unless the cheque is not paid upon presentation or payment by such other means is not received. Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of 6 years from the date on which they were declared to be payable shall be forfeited to the Corporation.

3.3      Entitlement to Dividends

         The holders of Series H Preference Shares shall not be entitled to any dividends other than or in excess of the non-cumulative preferential cash dividends herein provided for.

4.   Redemption

4.1      Optional Redemption

         Subject to applicable law the Corporation may, without giving notice, redeem the whole or any part of the then outstanding Series H Preference Shares held by an Eligible Employee, on the next day following the earlier of the Expiration Date and in the case of the cessation of employment of such Eligible Employee on the expiration of the applicable time within which the Eligible Employee or his personal representative had the right to convert the Series H Preference Shares held by him, on payment for each share to be redeemed of the Redemption Price together with all accrued and unpaid dividends thereon up to but excluding the date fixed for redemption, (the whole constituting and being herein referred to as the "Total Redemption Price").

4.2      Partial Redemption

         If a part only of the Series H Preference Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.

4.3      Method of Redemption

         On and after the date specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Series H Preference Shares to be redeemed the Total Redemption Price of such shares upon presentation and surrender, at the registered office of the Corporation, of the certificate or certificates representing the Series H Preference Shares to be redeemed. Payment in respect of Series H Preference Shares being redeemed shall be made by cheque payable to the holders thereof in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being or by any other reasonable means the Corporation deems desirable and such payment shall be a full and complete discharge of the Corporation's obligation to pay the Total Redemption Price owed to the holders of Series H Preference Shares to be redeemed unless the cheque is not honoured when presented for payment or payment by such other reasonable means is not received. From and after the date specified for redemption, the Series H Preference Shares to be redeemed shall cease to be entitled to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as shareholders in respect thereof, other than the right to receive the Total Redemption Price, unless payment of the Total Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected. The Corporation shall have the right at any time to deposit an amount equal to the aggregate Total Redemption Price of the Series H Preference Shares so redeemed, or of such of the Series H Preference Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in Canada in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Series H Preference Shares so redeemed upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made the Series H Preference Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving, without interest, their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their Series H Preference Shares being redeemed. Any interest allowed on any such deposit shall belong to the Corporation.

         Redemption monies that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including monies held on deposit to a special account as provided for above) for a period of 6 years from the date specified for redemption shall be forfeited to the Corporation.

5.   Retraction at the Option of the Holder

5.1      Right to Require Redemption

         Subject to applicable law and to the rights, privileges, restrictions or conditions attaching to any shares of the Corporation, a holder of Series H Preference Shares shall be entitled to require the Corporation to redeem only that number of outstanding Series H Preference Shares registered in his name (the date of redemption being herein referred to as the "Retraction Date") in respect of which the pro rata portion of a Loan from the Corporation to the holder becomes payable by the holder, at a price per share equal to the Redemption Price plus an amount equal to all accrued and unpaid dividends thereon to but excluding the Retraction Date (the whole constituting and being herein referred to as the "Retraction Price").

5.2      Retraction Procedure

         In order to elect to have the Corporation redeem Series H Preference Shares pursuant to the retraction privilege, each holder of Series H Preference Shares who is entitled and desires to have the Corporation redeem any or all of the Series H Preference Shares registered in his name must tender to the transfer agent (the "Transfer Agent") for the Series H Preference Shares the certificate or certificates representing the Series H Preference Shares which the holder wishes to have the Corporation redeem with the retraction panel on such share certificate or such other election form as may be designated by the Corporation for such purposes which includes at least substantially the same information as the retraction panel on the date of initial issue of the Series H Preference Shares, in either case duly completed by the registered holder specifying the number of Series H Preference Shares represented by such certificate that are to be redeemed by the Corporation on the Retraction Date and specifying the Business Day on which the holder desires to have the Corporation redeem such Series H Preference Shares which Business Day (which shall be the Retraction Date) shall not be less than 10 calendar days after the day on which the notice is given to the Corporation. Such presentation and surrender of the Series H Preference Shares for redemption and such specification of the Retraction Date shall be irrevocable except with respect to those Series H Preference Shares which are not redeemed by the Corporation on the Retraction Date.

         Subject to applicable law and to the rights, privileges, conditions, restrictions or conditions attaching to any shares of the Corporation, the Corporation shall, on the Retraction Date, redeem, at a price per Series H Preference Share equal to the Retraction Price, the Series H Preference Shares in respect of which the certificates have been surrendered for redemption in accordance with the provisions of this clause 5. Payment of the Retraction Price may be made by cheque of the Corporation or any other reasonable means the Corporation deems desirable and such payment of the Retraction Price shall be a full and complete discharge of the Corporation's obligation to pay the Retraction Price owed to the holders of Series H

Preference Shares so presented and surrendered for redemption. Subject as hereinafter provided, the Series H Preference Shares so presented and surrendered for redemption shall be and be deemed to be redeemed on the Retraction Date. From and after the Retraction Date, a holder of any Series H Preference Share presented and surrendered for redemption shall not be entitled to dividends or to exercise any of the rights of a holder of Series H Preference Shares in respect thereof except the right to receive the Retraction Price, provided that if payment of the Retraction Price is not duly made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of such holder shall remain unaffected.

         If part only of the Series H Preference Shares represented by any certificate are redeemed as aforesaid, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

5.3      Retraction Subject to Applicable Law

         If on the Retraction Date, the Corporation determines that it will not be permitted, under insolvency provisions, other provisions of any applicable law or the rights, privileges, restrictions or conditions attaching to any shares of the Corporation, to redeem all of the Series H Preference Shares tendered for redemption, the Corporation shall redeem, on the Retraction Date, that number of Series H Preference Shares which it is then permitted to redeem in accordance with the aforementioned provisions of law (rounded to the next lower multiple of 1,000) and the shares so to be redeemed shall be selected pro-rata (disregarding fractions) in proportion to the total number of Series H Preference Shares so presented and tendered for redemption by each holder thereof. In such case if a part only of the Series H Preference Shares represented by any certificate shall be redeemed, a new certificate for the Series H Preference Shares not so redeemed shall be issued at the expense of the Corporation and held on the terms hereinafter set out.

         If the Corporation shall fail to redeem, because of any of the aforementioned provisions, all Series H Preference Shares in respect of which the holders thereof shall have exercised the retraction privilege (such shares not so redeemed being hereinafter referred to as the "Deposited Shares" and the holders who shall have exercised the retraction privilege in respect thereof being hereinafter referred to as the "Retracting Shareholders"), the Corporation shall continue to hold the Deposited Shares and shall, as soon as possible (but in any event within 14 days) after the Retraction Date, send a notice to each Retracting Shareholder stating:

   (i) the number of Deposited Shares of such Retracting Shareholder held by the Corporation,

  (ii) the intention of the Corporation to redeem on the first day of each subsequent month of March, June, September and December in each year (a "Subsequent Retraction Date") thereafter from all Retracting Shareholders who tendered in respect of the Retraction Date, on a pro-rata basis, that number of Deposited Shares as it is then permitted by applicable law to redeem, and

 (iii) the right of such Retracting Shareholder to require the Corporation to return to him all of the Deposited Shares with the result that the obligation of the Corporation to redeem the Deposited Shares so returned on any Subsequent Retraction Date shall cease.

The Corporation shall, on each Subsequent Retraction Date thereafter if it is permitted on such date by insolvency provisions and other provisions of any applicable law and the rights, privileges, restrictions or conditions attaching to any shares of the Corporation, redeem, on a pro-rata basis as aforesaid from all Retracting Shareholders whose Deposited Shares have not been returned as aforesaid, that number of Deposited Shares as it is then permitted by applicable law to redeem at the Redemption Price per share plus an amount equal to all accrued and unpaid dividends thereon to but excluding the Subsequent Retraction Date. The Series H Preference Shares to be redeemed on a Subsequent Retraction Date shall be redeemed in accordance with this clause 5 save and except that payment therefor shall be accompanied by a statement to each Retracting Shareholder setting out the number of Deposited Shares of such Retracting Shareholder redeemed and the number of Deposited Shares remaining in the name of such Retracting Shareholder. Except as otherwise provided herein, Retracting Shareholders shall continue to be entitled to exercise all of the rights of shareholders in respect of the Deposited Shares and to receive dividends thereon except that, in order to obtain possession of the share certificate or certificates representing the Deposited Shares, a Retracting Shareholder must give ten days written notice to the Corporation (given not less than 20 days prior to any Subsequent Retraction Date) requiring the Corporation to return to him all of the Deposited Shares held in his name by the Corporation. Upon receipt of such written notice the Corporation shall promptly send to such Retracting Shareholder a share certificate or share certificates for that number of Series H Preference Shares which such Retracting Shareholder has requested the Corporation to return. Such shares shall then cease to be Deposited Shares and such Retracting Shareholder shall cease to have any right to receive any payment with respect thereto pursuant to this clause 5.

         If the directors of the Corporation have acted in good faith in making any of the determinations referred to above as to the number of Series H Preference Shares which the corporation was permitted at any time to redeem, the Corporation shall have no liability in the event that any such determination proves inaccurate.

6.    Conversion at the Option of the Holders

6.1      Right of Conversion

     (i) General

         Upon and subject to the terns and conditions hereinafter set forth, each holder of Series H Preference Shares received on original issue from the Corporation shall have the right, subject to clauses (ii) and (iii) of this clause 6.1, to convert up to the following maximum number of Series H Preference Shares into fully paid and non-assessable common shares of the Corporation at the Conversion Rate in effect on the date of conversion:

                  (A) on or after the first anniversary of the Date of Grant up to twenty-five per cent (25%) of his Series H Preference Shares subscribed for pursuant to such grant;

                  (B) on or after the second anniversary of the Date of Grant up to fifty per cent (50%) of his Series H Preference Shares subscribed for pursuant to such grant (including those previously converted as provided in Subclause (A));

                  (C) on or after the third anniversary of the Date of Grant, up to seventy-five per cent (75%) of his Series H Preference Shares subscribed for pursuant to such grant (including those previously converted as provided in Subclauses (A) and (B)); and

                  (D) on or after the fourth anniversary of the Date of Grant up to one hundred per cent (100%) of his Series H Preference Shares subscribed for pursuant to such grant.

(ii) On Cessation of Employment

                  (A) Retirement - If the Eligible Employee ceases to be employed, either by the Corporation or a Participating Company, as a result of Normal Retirement, the conversion rights attaching to all of the Series H Preference Shares of such holder shall be immediately and fully exercisable. Such conversion rights may be exercised at any time during the period which commences on the date of Normal Retirement, and ends on the earlier of the date which is one (1) month thereafter, or the Expiration Date, provided that if the Eligible Employee dies during such exercise period, the conversion rights may be exercised by his executor or other personal representative, in whole or in part, at any time or from time to time, during the period which commences on the date of death and ends on the earlier of six (6) months from the date of death of the Eligible Employee or the Expiration Date.

                  (B) Termination - If the Eligible Employee ceases to be employed, either by the Corporation or a Participating Company as a result of (I) his voluntarily leaving such employment (other than by Normal Retirement referred to in Subclause (A) above) or (II) being dismissed for cause, the Eligible Employee's conversion rights attaching to the Series H

                           Preference Shares of such holder shall be limited to the number of Preference Shares in respect of which they are exercisable immediately prior to the time he ceased to be employed. Such limited conversion rights may be exercised at any time during the period which commences on the date of termination of employment and ends on the earlier of the date which is one (1) month thereafter or the Expiration Date.

                  (C) Death - In the case of termination of employment by the Corporation or a Participating Company caused by the death of the Eligible Employee, the conversion rights attaching to all of the Series H Preference Shares of such Eligible Employee shall be immediately and fully exercisable, and such conversion rights may be exercised by his executor or other personal representative, in whole or in part, at any time or from time to time, during the period which commences on the date of death and ends on the earlier of the date which is six (6) months thereafter or the Expiration Date.

                  (D) Other Termination - If the Eligible Employee ceases to be employed either by the Corporation or a Participating Company for any reason other than the ones referred to in Subclauses (A), (B) or (C) above, the conversion rights attaching to all of the Series H Preference Shares of such Eligible Employee shall be immediately and fully exercisable, and such conversion rights may be exercised, in whole or in part, at any time or from time to time during the period which commences on the date of termination of employment and ends on the earlier of the date which is one (1) month thereafter or the Expiration Date.

(iii)    Offer

         With respect to the Series H Preference Shares, in the event that an offer is made:

                  (1) to all or substantially all of the holders of the Shares of the corporation, or

                  (2) to all or substantially all of the holders of all the Shares of the Corporation whose last address on the records of the Company is in Canada,

                  at a price at least equal to the market price of the Shares immediately prior to the making of the Offer then the conversion rights attaching to all of the Series H Preference Shares held by the purchaser of such. Series H Preference Shares on original issue from the Corporation shall become immediately and fully exercisable during the period of such offer notwithstanding clause (i) and such holder may exercise such conversion rights, in whole or in part, at any time or from time to time during the period of such offer.

         The initial Conversion Rate shall be one (1) common share for each Series H Preference Share to be converted, subject to adjustment from time to time as hereinafter provided. For the purposes of this clause 6, "common shares" mean common shares in the capital of the Corporation as such shares were constituted on June 2, 1987, and shares of any other class resulting from the reclassification or change of such common shares and "Conversion Rate" at any time means the number of common shares of the Corporation into which at such time one

Series H Preference Share shall be convertible in accordance with the provisions of this clause 6.

6.2      Exercise of Right

         The conversion right herein provided for may be exercised by notice in writing given to the Secretary of the Corporation at its registered office or to the transfer agent of the Corporation for the Series H Preference Shares at any office for the transfer of Series H Preference Shares, accompanied by the certificate or certificates representing the Series H Preference Shares in respect of which the holder thereof is entitled and desires to exercise such right of conversion. Such notice shall be signed by such holder or his agent and shall specify the number of Series H Preference Shares which the holder is entitled and desires to have converted. If less than all the Series H Preference Shares represented by any certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series H Preference Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be converted.

6.3      Entitlement to Dividends

         The registered holder of any Series H Preference Share on the record date for any dividend payable on such shares shall be entitled to such dividend notwithstanding that such shares shall have been converted into common shares after such record date and before the payment date of such dividend, and the registered holder of a common share resulting from such conversion shall be entitled to rank equally per common share with the registered holders of all other common shares in respect of all dividends payable to holders of common shares of record on any date on or after the date of such conversion.

         Subject to the foregoing, upon conversion of any Series H Preference Shares there shall be no adjustment by the Corporation or by any holder of Series H Preference Shares on account of any dividend either on the Series H Preference Shares so converted or on the common shares resulting from such conversion.

6.4      Shares Called For Redemption

         In the case of any Series H Preference Shares which are called for redemption, the right of conversion thereof shall terminate on the Expiration Date provided, however, that if the

Corporation shall fail to redeem such Series H Preference Shares, the right of conversion shall thereupon be restored.

6.5      Certificates

         On any conversion of Series H Preference Shares, the share certificate or certificates representing the common shares of the Corporation resulting therefrom shall be issued at the expense of the Corporation in the name of the holder of the Series H Preference Shares converted, provided that such holder shall pay any applicable security transfer taxes.

6.6      Timing

         The right of a holder of Series H Preference Shares to convert the same into common shares shall be deemed to have been exercised, and the holder of Series H Preference Shares to be converted, or any person or persons in whose name or names such holder of Series H Preference Shares shall have directed a certificate or certificates representing common shares to be issued as provided in clause 6.5, shall be deemed to have become a holder of common shares of the Corporation for all purposes on the date or dates of receipt by the Secretary of the Corporation or the transfer agent of the Series H Preference Shares of the certificate or certificates representing the Series H Preference

Shares to be converted accompanied by notice in writing as referred to in clause 6.2, notwithstanding any delay in the delivery of the certificate or certificates representing the common shares into which such Series H Preference Shares have been converted.

6.7      No Fractional Shares

         The Corporation shall not issue fractional shares in satisfaction of the conversion rights herein provided for but in lieu thereof may, in respect of any fractional interest resulting from the exercise of conversion rights, either pay a cash adjustment or issue or cause to be issued non-voting and non-dividend bearing scrip certificates in a form approved by the Board of Directors which scrip certificates will, subject to the conditions thereof, entitle the holder thereof to receive a certificate for a full common share by exchanging scrip certificates aggregating a full common share. The amount of any cash adjustment shall equal the Current Market Price (as defined in paragraph (d) of clause 6.8) of such fractional interest. If scrip certificates are issued, such scrip certificates may contain provisions to the effect that, after the expiration of one year from their date of issuance, the Corporation may sell or cause to be sold all the shares then represented by unsurrendered scrip certificates and the sole rights of the holders of the scrip certificates after the expiration of said period shall be, against surrender of their scrip certificates, to receive payment of the proportionate amounts of the net proceeds of such sale, less taxes and costs of sale, payable by cheque in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being. Such scrip certificates shall not confer on the holders thereof any rights as a shareholder. If a cash adjustment or a proportionate amount of the net proceeds of a sale is to be paid pursuant to the provisions of this clause 6.7, the mailing from the Corporation's registered office or the principal office in Toronto of the registrar for the Series H Preference Shares to a holder of Series H Preference Shares who has exercised his right to convert shall be deemed to be payment of the cash adjustment or the proportionate amount of the net proceeds of a sale, as the case may be, resulting from such fractional interest unless the cheque is not paid upon due presentation. Cash adjustments or proportionate amounts that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of 6 years from the date on which the same became payable shall be forwarded to the Corporation.

6.8      Adjustment of Conversion Rate

         The Conversion Rate shall be subject to adjustment from time to time as follows:

         (a)      in case the Corporation shall

                  (i) subdivide its outstanding common shares into a greater number of shares,

                  (ii) consolidate its outstanding common shares into a smaller number of shares, or

                  (iii) issue common shares (or securities convertible into common shares) to the holders of its outstanding common shares by way of a stock dividend (other than an issue of common shares to shareholders pursuant to their exercise of options to receive dividends in the form of common shares in lieu of cash dividends declared payable in the ordinary course by the Corporation on its common shares), the Conversion Rate in effect on the effective date of such subdivision or consolidation or on the record date for such issue of common shares (or securities convertible into common shares) by way of a stock dividend, as the case may be, in the case of the events referred to in (i) and (iii) above, shall be increased in proportion to the increase in the number of outstanding common shares resulting from such subdivision or from such stock dividend or from such distribution assuming the issue by the Corporation of the maximum number of common shares into which such convertible securities are convertible or, in the case of the event referred to in (ii) above, shall be decreased in proportion to the decrease in the number of outstanding common shares resulting from such consolidation; such adjustment shall be made successively whenever any event referred to in this paragraph (a) shall occur; any such issue of common shares by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding common shares under paragraphs (b) and (c) of this clause 6.8;

         (b) in case the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding common shares entitling them, for a period expiring no more than 45 days after such record date, to subscribe for or purchase common shares (or securities convertible into common shares) at a price per share (or having a conversion price per share) less than 95% of the Current Market Price (as hereinafter defined in paragraph (d) of this clause 6.8) of a common share on such record date, the Conversion Rate shall be adjusted immediately after such record date so that it shall equal the rate determined by multiplying the Conversion Rate in effect on such record date by a fraction, of which the denominator shall be the total number of common shares outstanding on such record date, plus a number of common shares equal to the number arrived at by dividing the aggregate price of the total number of additional common shares offered for subscription or purchase (or the aggregate conversion price of the total number of convertible securities so offered) by the Current Market Price per common share on such record date, and of which the numerator shall be the total number of common shares outstanding on such record date plus the total number of additional common shares offered for subscription or purchase (or into which the total number of convertible securities so offered are convertible); any common shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that such rights, options or warrants are not so issued or such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Rate shall be readjusted immediately after the expiry date for the exercise of such rights, options or warrants to the Conversion Rate which would then be in effect if such record date had not been fixed, or to the Conversion Rate which would then be in effect based upon the number of common shares (or securities convertible into common shares) actually delivered upon the exercise of such rights, options or warrants, as the case may be;

         (c) in case the Corporation shall fix a record date for the making of a distribution (including a distribution by way of a stock dividend) to all or substantially all the holders of its outstanding shares of

                  (i) shares of any class other than common shares (excluding shares convertible into common shares referred to in paragraph (a) of this clause 6.8), or

                  (ii) rights, options or warrants (excluding those referred to in paragraph (b) of this clause 6.8), or

                  (iii) evidences of its indebtedness (excluding indebtedness convertible into common shares referred to in paragraph (a) of this clause 6.8), or

                  (iv) assets (excluding common shares issued by way of a stock dividend and cash dividends declared payable in the ordinary course),

                  then in each such case the Conversion Rate shall be adjusted immediately after such record date so that it shall equal the rate determined by multiplying the Conversion Rate in effect on such record date by a fraction, of which the denominator shall be the total number of common shares outstanding on such record date multiplied by the Current Market Price per common share on such record date, less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of such shares or rights, options or warrants or evidences of indebtedness or assets so distributed, and of which the numerator shall be the total number of common shares outstanding on such record date multiplied by such Current Market Price per common share; any common shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that such distribution is not so made, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed.

         (d) for the purpose of any such computation under paragraphs (b) or (c) of this clause 6.8, the "Current Market Price" for a common share at any date shall be determined by the Board of Directors; provided that when the common shares are listed on The Toronto Stock Exchange or on any other stock exchange in Canada, the "Current Market Price" per common share at any date shall be the weighted average closing price at which the common shares of the Corporation traded on The Toronto Stock Exchange (or if the common shares are not then listed and posted for trading on The Toronto Stock Exchange, on such stock exchange in Canada on which such shares are listed and posted for trading as may be selected for such purpose by the Board of Directors) during the 30 trading days (on each of which at least 100 common shares were traded in at least one board lot) immediately preceding the fifth trading day before such date.

         (e) no adjustments of the Conversion Rate shall be made pursuant to paragraphs (b) or (c) of this clause 6.8 in respect of any rights, options or warrants if identical rights, options or warrants are issued to the holders of the Series H Preference Shares as though and to the same effect as if they had converted their Series H Preference Shares into common shares prior to the issue of such rights, options or warrants.

         (f) in any case in which this clause 6.8 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the holder of any Series H Preference Shares converted after such record date and before the occurrence of such event, the additional common shares issuable upon such conversion by reason of the adjustment required by such event in addition to the common shares issuable upon such conversion before giving effect to such adjustment, provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's rights to receive such additional common shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions on such additional common shares declared in favour of holders of record of common shares on or after the relevant date of conversion.

         (g) in the case of any reclassification of, or other change in, the outstanding common shares other than a subdivision or consolidation, the right of conversion shall be adjusted immediately after the effective date for such reclassification or other change so that holders of Series H Preference Shares shall be entitled to receive such number of shares as they would have received had such Series H Preference Shares been converted into common shares of the Corporation immediately prior to such reclassification or other change becoming effective.

         (h) no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion Price, provided, however, that any adjustments which by reason of this paragraph (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. "Conversion Price" at any time means an amount equal to the Purchase Price divided by the Conversion Rate in effect at such time.

         (i) if any question shall at any time arise with respect to the Conversion Price or any adjustments in the amount of the Conversion Rate or with respect to the amount of any cash payment made in lieu of issuing a fractional share, such question shall be conclusively determined by the auditors from time to time of the Corporation and shall be binding upon the Corporation and all shareholders, transfer agents and registrars of Series H Preference Shares and of common shares.

         (j) for the purpose of this clause 6.8, "dividends declared payable in the ordinary course" shall mean dividends paid on the common shares in any fiscal year of the Corporation, whether in (1) cash, (2) securities of the Corporation, including rights, options or warrants (other than rights, options or warrants referred to in paragraph (b) of clause 6.8) to purchase any securities of the Corporation or property or other assets of the Corporation, or (3) property or other assets of the Corporation, to the extent that the amount or value of such dividend together with the amount or value of all dividends theretofore paid during such fiscal year (any such securities, property or other assets so distributed to be valued at the fair market value of such securities, property or other assets, as the case may be, as determined by the Board of Directors, which determination shall be conclusive) does not exceed the greater of:

                  (i) 150% of the aggregate amount or value of dividends paid by the Corporation on the common shares in the period of twelve consecutive months ended immediately prior to the first day of such fiscal year; or

                  (ii) 100% of the consolidated net income of the Corporation before extraordinary items for the period of twelve consecutive months ended immediately prior to the first day of such fiscal year less the amount of all dividends payable in respect of such consecutive twelve-month period on all shares ranking prior to or on a parity with the common shares in respect of the payment of dividends (such consolidated net income, extraordinary items and dividends to be shown in the audited consolidated financial statements of the Corporation for such period of twelve consecutive months or if there are no audited consolidated financial statements for such period, computed in accordance with generally accepted accounting principles, consistent with those applied in the preparation of the most recent audited consolidated financial statements of the Corporation); or

                  (iii) 300% of the arithmetic mean of the aggregate amount and/or value of the dividends paid by the Corporation on the common shares during the period of those 12-month periods comprising the 36 consecutive months ended immediately prior to the first day of such fiscal year;

                  and for the purposes of subclauses (i), (ii) and (iii) above, in determining the amount or value of dividends on the common shares there shall be included, in respect of any period prior to September 17, 1985, the amount or value of dividends paid by any predecessor corporation on its common shares (excluding the amount and/or value of dividends paid by any predecessor corporation to another predecessor corporation).

         6.9      Certificate as to Adjustment

                  Forthwith after the occurrence of any adjustment in the Conversion Rate pursuant to clause 6.8 hereof, the corporation shall file with the transfer agent of the Corporation for the Series H Preference Shares a certificate certifying as to the amount of such adjustment and, in reasonable detail, the event requiring and the manner of completing such adjustment; the Corporation shall also at such time give written notice to the holders of Series H Preference Shares of the Conversion Rate following such adjustment.

6.10     Notification

         If the Corporation intends to take any action which would require an adjustment of the Conversion Rate pursuant to paragraph (a), (b) or (c) of clause 6.3 hereof (other than the subdivision or consolidation of the outstanding common shares of the Corporation), the Corporation shall, at least 14 days prior to the earlier of any record date fixed for any action or the effective date for such action notify the holders of Series H Preference Shares by written notice setting forth the particulars of such action to the extent that such particulars have been determined at the time of giving the notice.

7.       Purchase for Cancellation

                  Subject to applicable law, the Corporation may at any time or from time to time purchase for cancellation all or any part of the outstanding Series H Preference Shares at any price by tender to all the holders of record of Series H Preference Shares then outstanding or through the facilities of any stock exchange on which the Series H Preference Shares are listed. If in response to an invitation for tenders under the provisions of this clause 7, more Series H Preference Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, then the Series H Preference Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If part only of the Series H Preference Shares represented by a certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

8.       Issuance of Additional Series A Preference Shares

                  Notwithstanding anything herein contained, the Corporation may, without the approval of the holders of the Series H Preference Shares, issue up to that number of additional Preference Shares having rights, privileges, restrictions and conditions substantially similar to those attaching to the Floating Rate Cumulative Convertible Preference

Shares Series A which has an aggregate issue price of not more than $23 million.

9.       Voting Rights

                  Subject to applicable law, the holders of the Series H Preference Shares shall not be entitled to receive notice of or to attend or to vote at any meetings of shareholders of the Corporation.

10.      Liquidation, Dissolution or Winding Up

                  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series H Preference Shares shall be entitled to receive from the assets of the Corporation an amount per share equal to the Redemption Price plus all accrued and unpaid dividends thereon to but excluding the date of payment, before any amount shall be paid to, or assets of the Corporation distributed amongst, the holders of any other shares of the Corporation ranking as to capital junior to the Series H Preference Shares. After payment to the holders of the Series H Preference Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Corporation.

11.      Interpretation

                  In the event that any date on which any dividend on the Series H Preference Shares is payable by the Corporation, or on or by which any other action is required to be taken by the Corporation hereunder, is not a Business Day, then such dividend shall be payable, or such other action shall be required to be taken, on or by the next succeeding day that is a Business Day.

                  For the purposes of these share provisions:

         (a) "Business Day" means a day other than a Saturday, a Sunday or any other day that is treated as a statutory holiday in the jurisdiction in which the Corporation's registered office is located; and

         (b) "ranking as to capital" means ranking with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the

                  Corporation among its shareholders for the purposes of winding up its affairs.

12.               Notice

                  Any notice, payment, request or demand (herein collectively called a "Notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given if delivered to the Corporation or to the shareholder, as the case may be, or if sent by prepaid registered mail, addressed, in the case of any Notice to the Corporation, to The Secretary, Hollinger Inc., 10 Toronto Street, Toronto, Ontario, M5C 2B7, and in the case of the shareholder, to such shareholder at the address set forth in the share register of the Corporation, provided that the Corporation or the shareholder may by notice in writing change its or the shareholder's address to a different address stipulated in the Notice. Any Notice delivered by hand shall be considered to have been given on the date of delivery. Any Notice mailed as aforesaid shall be deemed to have been given on the third business day following the date of such mailing.

13.               Mail Service Interruption

                  If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice hereunder, or is required to send any cheque or any share certificate to the holder of any Series H Preference Share, whether in connection with the redemption of such share or otherwise, the Corporation may, notwithstanding the provisions hereof:

         (a) give such notice by delivery thereof to the holders of Series H Preference Shares or by publication thereof once in a daily English language newspaper of general circulation published in Toronto and such notice shall be deemed to have been validly given on the day next succeeding its delivery or publication, as the case may be; and

         (b) fulfill the requirement to send such cheque or such share certificate by arranging for the delivery thereof to such holder by the Corporation or by the transfer agent for the Series H Preference Shares at its principal office in the city of Toronto, and such cheque and/or certificate shall be deemed to have been sent on the date on which notice of such arrangement shall have been given as provided in (a) above, provided that as soon as the Corporation determines that mail service is no longer interrupted or threatened to be interrupted, such cheque or share certificate, if not theretofor delivered to such holder, shall be sent by mail as herein provided. In the event that the Corporation is required to mail such cheque or share certificate, such mailing shall be made by prepaid mail to the registered address of each person who at the date of mailing is a registered holder and who is entitled to receive such cheque or certificate.

14.      Amendments

                  The rights, privileges, restrictions and conditions attached to the Series H Preference Shares may be added to, changed or removed by Articles of Amendment but only with the prior approval of the holders of the Series H Preference Shares given as specified in clause 15 and as may then be required by law.

15.      Approval of Holders of Series H Preference Shares

15.1     Approval

                  Any approval of the holders of the Series H Preference Shares with respect to any matters requiring the consent of the holders of the Series H Preference Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of outstanding Series H Preference Shares or passed by the affirmative vote of at least 66-2/3% of the votes cast by the holders of Series H Preference Shares who voted in respect of that resolution at a meeting of the holders of the Series H Preference Shares duly called for that purpose and at which a quorum as required by the by-laws of the Corporation is present.

15.2     Formalities, etc.

                  The proxy rules applicable to, the formalities to be observed in respect of the giving of notice of, and the formalities to be observed in respect of the conduct of, any meeting or any adjourned meeting of holders of Series H Preference Shares shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders or, if not so prescribed, as required by law. On every poll taken at every meeting of holders of Series H Preference Shares, each holder of Series H Preference Shares entitled to vote thereat shall have one vote in respect of each Series H Preference Share held.